Exhibit 99.1

HAMILTON ON MAIN LLC (a/k/a HAMILTON PLACE)

HAMILTON ON MAIN APARTMENTS LLC

HAMILTON 1025 LLC

Combined Financial Statements—Significant Joint Ventures

As of December 31, 2008 and 2007

and for the years ended December 31, 2008, 2007 and 2006

Together With Report of Independent

Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Joint Venture Participants

of Hamilton on Main LLC (a/k/a Hamilton Place), Hamilton on Main Apartments LLC and

Hamilton 1025 LLC

We have audited the accompanying combined balance sheets of Hamilton on Main LLC (a/k/a Hamilton Place), Hamilton on Main Apartments LLC and Hamilton 1025 LLC as of December 31, 2008 and 2007, and the related combined statements of income, changes in joint venture capital and cash flows for each of the years in the three-year period ended December 31, 2008. The combined financial statements are the responsibility of the Joint Ventures’ management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Hamilton on Main LLC, Hamilton on Main Apartments LLC and Hamilton 1025 LLC at December 31, 2008 and 2007 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ MILLER WACHMAN LLP

Boston, Massachusetts
March 13, 2009

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND

HAMILTON 1025 LLC

COMBINED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Rental Properties	$31,840,886	$34,761,032
Cash and Cash Equivalents	170,152	519,254
Rents Receivable	1,430	9,550
Due from Joint Ventures	320,000	1,699,927
Real Estate Tax Escrows	136,016	463,787
Prepaid Expenses and Other Assets	416,059	383,917
Financing and Leasing Fees	83,001	99,791
Total Assets	$32,967,544	$37,937,258
LIABILITIES AND JOINT VENTURE CAPITAL
Mortgage Notes Payable	$21,640,374	$21,825,000
Accounts Payable and Accrued Expenses	179,610	145,394
Advance Rental Payments and Security Deposits	248,745	217,169
Total Liabilities	22,068,729	22,187,563
Commitments (Note 7)
Joint Venture Capital	10,898,815	15,749,695
Total Liabilities and Joint Venture Capital	$32,967,544	$37,937,258

See notes to combined financial statements.

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND

HAMILTON 1025 LLC

COMBINED STATEMENTS OF INCOME

	Year Ended December 31,
	2008	2007	2006
Revenues
Rental income	$3,151,466	$3,351,622	$3,819,267
Laundry and sundry income	19,505	17,144	56,039
	3,170,971	3,368,766	3,875,306
Expenses
Administrative	78,292	90,880	158,943
Depreciation and amortization	1,920,588	2,162,532	2,337,808
Management fees	129,445	138,566	157,214
Operating	363,740	313,383	334,011
Renting	36,210	18,177	48,955
Repairs and maintenance	740,069	766,471	1,167,640
Taxes and insurance	447,113	516,676	717,725
	3,715,458	4,006,685	4,922,296
Operating Loss	(544,487)	(637,919)	(1,046,990)
Other Income (Loss)
Interest expense	(1,177,265)	(1,226,342)	(1,780,049)
Interest income	4,829	35,615	840
Gains on condominium sales	521,042	1,958,516	2,986,238
Other Income (expenses)	—	(37,428)	50
	(651,394)	730,361	1,207,079
Net Income	$(1,195,881)	$92,442	$160,089

See notes to combined financial statements.

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND

HAMILTON 1025 LLC

COMBINED STATEMENTS OF CHANGES IN JOINT VENTURE CAPITAL

	Hamilton 1025	Hamilton on Main Apts	Hamilton Place Sales	Total
Balance, January 1, 2006	$4,125,866	$13,675,819	$2,995,480	20,797,165
Transfer of equity	—	(2,550,594)	2,550,594	—
Investment by owners	—	600,000	—	600,000
Distribution to owners	(100,000)	—	—	(100,000)
Net Income (loss)	558,126	(1,150,258)	752,220	160,088
Balance, December 31, 2006	4,583,992	10,574,967	6,298,294	21,457,253
Distribution to owners	(1,600,000)	(600,000)	(3,600,000)	(5,800,000)
Net Income (loss)	399,551	(1,209,113)	902,004	92,442
Balance, December 31, 2007	3,383,543	8,765,854	3,600,298	15,749,695
Transfer of equity	—	1,797,991	(1,797,991)	—
Distribution to owners	(1,230,000)	(305,000)	(2,120,000)	(3,655,000)
Net income (loss)	(192,332)	(1,321,242)	317,693	(1,195,881)
Balance, December 31, 2008	$1,961,211	$8,937,603	$—	$10,898,814

See notes to combined financial statements.

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND

HAMILTON 1025 LLC

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2008	2007	2006
Cash Flows from Operating Activities
Net income (loss)	$(1,195,881)	$92,442	$160,089
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Gain on sale of condominiums	(521,042)	(1,958,516)	(2,986,239)
Depreciation and amortization	1,920,588	2,162,532	2,337,808
Rent Supplement	(3,245)	(2,174)	—
Changes in operating assets and liabilities:
(Increase) Decrease in rents receivable	8,121	(2,572)	18,144
Decrease (increase) in accounts payable and accrued expense	34,216	(53,501)	(52,696)
Increase (Decrease) in real estate tax escrow	327,772	(89,694)	(183,008)
Increase (Decrease) in due from joint ventures	1,176,283	(1,699,927)	—
(Increase) Decrease in financing and leasing fees	17,412	10,039	(42,205)
(Increase) Decrease in prepaid expenses and other assets	(31,692)	72,359	114,695
(Decrease) Increase in advance rental payments and security deposits	31,575	(10,082)	(24,217)
Total adjustments	2,959,988	(1,571,536)	(817,718)
Net cash provided by (used in) operating activities	1,764,107	(1,479,094)	(657,629)
Cash flows provided by (used in)investing activities
Proceeds from sales of condominiums and properties	2,084,500	10,593,794	11,530,646
Purchase and improvement of rental properties	(358,084)	(739,430)	(767,392)
Net cash provided by investing activities	1,726,416	9,854,364	10,763,254
Cash flows used in Financing activities
Proceeds of mortgage notes payable	—	—	5,000,000
Principal payments of mortgage notes payable	(184,626)	—	(4,818,886)
Principal payments from sales proceeds	—	(2,380,745)	(10,907,643)
Distributions to/investment by investors	(3,655,000)	(5,800,000)	500,000
Net cash used in financing activities	(3,839,626)	(8,180,745)	(10,226,529)
Net increase (decrease) in cash and cash equivalents	(349,102)	194,525	(120,904)
Cash and cash equivalents, at beginning of year	519,254	324,729	445,634
Cash and cash equivalents, at end of year	$170,152	$519,254	$324,730

See notes to combined financial statements.

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND

HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination:  The combined financial statements include the accounts of Hamilton on Main LLC (a/k/a Hamilton Place), Hamilton on Main Apartments LLC, and Hamilton 1025 LLC (“The Joint Ventures”) or (“The Investment Properties”), each of which is owned 50% by New England Realty Associates, LP (“NERA”) and are “significant subsidiaries” under Rule 3-09 of Regulation S-X requiring separate financial statements. All significant intercompany accounts and transactions are eliminated in the combined statements between these three entities.

Accounting Estimates:  The preparation of the financial statements, in conformity with accounting principles generally accepted in the United State of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Accordingly, actual results could differ from those estimates.

Revenue Recognition:  Rental income is recognized over the term of the related lease. Amounts 60 days in arrears are charged against income. Certain leases of commercial properties provide for increasing stepped minimum rents, which are accounted for on a straight-line basis over the term of the lease. Gain on condominium sales are recognized upon the closing of transactions.

Rental Properties:  Properties are stated at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred; improvements and additions are capitalized. When assets are retired or otherwise disposed of, the cost of the asset and related accumulated depreciation is eliminated from the accounts, and any gain or loss on such disposition is included in other income. Fully depreciated assets are removed from the accounts. Properties are depreciated by both straight-line and accelerated methods over their estimated useful lives.

In the event that facts and circumstances indicate that the carrying value of a property may be impaired, an analysis of the value is prepared. The estimated future undiscounted cash flows are compared to the asset’s carrying value to determine if a write-down to fair value is required.

Financing and Leasing Fees:  Financing fees are capitalized and amortized, using the interest method, over the life of the related mortgages. Leasing fees are capitalized and amortized on a straight-line basis over the life of the related lease. Unamortized balances are expensed when the corresponding fee is no longer applicable.

Income Taxes:  The financial statements have been prepared on the basis that the joint ventures are entitled to tax treatment as partnerships. Accordingly, no provision for income taxes has been recorded.

Cash Equivalents:  The Joint Ventures considers cash equivalents to be all highly liquid instruments purchased with a maturity of three months or less.

Segment Reporting:  Operating segments are revenue-producing components of the joint venture for which separate financial information is produced internally for management. Under the definition, The Joint Ventures operated, for all periods presented, as one segment.

Concentration of Credit Risks and Financial Instruments:  The Joint Venture’s properties are located in Greater Boston, and are subject to the general economic risks related thereto. No single tenant accounted for more than 5% of the joint ventures revenues in 2008, 2007 or 2006. The joint ventures make its temporary cash investments with high-credit-quality financial institutions.

Advertising Expense:  Advertising is expensed as incurred. Advertising expense was insignificant in 2008, 2007 and 2006.

NOTE 2. RENTAL PROPERTIES

Properties consist of the following:

	Year Ended December 31,
	2008	2007	Useful Life
Land, improvements and parking lots	$6,129,699	$6,213,549	10–40 years
Buildings and improvements	29,504,497	30,708,163	15–40 years
Kitchen cabinets	564,335	513,409	5–10 years
Carpets	257,769	239,962	5–10 years
Air conditioning	73,406	62,308	7–10 years
Laundry equipment	3,272	5,129	5–7 years
Equipment	113,117	108,027	5–7 years
Motor vehicles	—	28,588	5 years
Fences	990	990	5–10 years
Furniture and fixtures	2,782,627	2,757,046	5–7 years
Smoke alarms	2,943	2,943	5–7 years

	39,432,657	40,640,114
Less accumulated depreciation	(7,591,771)	(5,879,082)
	$31,840,886	$34,761,032

A reconciliation of rental properties and accumulated depreciation is as follows:

	Hamilton Place Sales	Hamilton On Main Apts	Hamilton 1025	Total
Rental Properties at Cost
Balance, January 1, 2006	$14,812,006	$30,084,047	$12,590,163	$57,486,216
Purchase of and addition to property	284,603	223,090	259,699	767,392
Transfers between affiliates	107,833	(107,833)	—	—
Condominium sale	(5,965,515)	—	(3,009,349)	(8,974,864)
Balance, December 31, 2006	9,238,927	30,199,304	9,840,513	49,278,744
Purchase of and addition to property	467,245	111,503	160,063	738,811
Condominium sale	(7,427,329)	—	(1,950,111)	(9,377,440)
Balance, December 31, 2007	2,278,843	30,310,807	8,050,465	40,640,114
Purchases of and additions to property	(1,214,298)	1,348,889	65,781	200,372
Condominium sales	(1,064,545)	(28,588)	(314,696)	(1,407,829)
Balance, December 31, 2008	$—	$31,631,108	$7,801,550	$39,432,657
Accumulated Depreciation
Balance, January 1, 2006	$479,336	$1,813,206	$357,312	$2,649,854
Depreciation for year	407,286	1,428,340	430,450	2,266,076
Depreciation of dispositions	(292,127)	—	(138,330)	(430,457)
Balance, December 31, 2006	594,495	$3,241,546	$649,432	$4,485,473
Depreciation for year	207,116	1,571,145	360,554	2,138,815
Depreciation of dispositions	(592,147)	—	(153,059)	(745,206)
Balance, December 31, 2007	209,464	4,812,691	856,927	5,879,082
Depreciation for year	—	1,632,658	358,872	1,991,529
Depreciation of dispositions	209,464	(26,513)	(42,863)	(278,840)
Balance, December 31, 2008	$—	$6,418,836	$1,172,936	$7,591,772
Book Value	$—	$25,212,272	$6,628,614	$31,840,885

NOTE 3. RELATED PARTY TRANSACTIONS

The Joint Ventures’ properties are managed by an entity that is owned by the majority shareholder of the General Partner. The management fee is equal to 4% of rental revenue and laundry income. Total fees paid were approximately $128,000, $113,000 and $157,000 in 2008, 2007 and 2006, respectively.

In 2008, the Management Company also received approximately $1,500 for construction costs, $10,000 for construction supervision and architectural fees, $28,000 for maintenance services and $14,000 for administrative services. The Hamilton Company legal department acts as closing attorney on certain condo sales receiving approximately $8,500 during the year ended December 31, 2008. An entity partially owned by the majority shareholder of the General Partner is the sales agent for certain condominium sales receiving approximately $43,000 of commissions in 2008.

In 2007, the Management Company also received approximately $300 for construction costs, $1,700 for construction supervision and architectural fees, $23,000 for maintenance services and $10,000 for administrative services. The Hamilton Company legal department acts as closing attorney on certain condo sales receiving approximately $45,000 during the year ended December 31, 2007. An entity partially owned by the majority shareholder of the General Partner is the sales agent for certain condominium sales receiving approximately $252,000 of commissions in 2007.

In 2006, the Management Company also received approximately $9,500 for construction costs, $9,500 for construction supervision and architectural fees, $103,000 for maintenance services and $8,000 for administrative services. The Hamilton Company legal department acts as closing attorney on certain condo sales receiving approximately $47,000 during the year ended December 31, 2006. An entity partially owned by the majority shareholder of the General Partner is the sales agent for certain condominium sales receiving approximately $213,000 of commissions in 2006.

Inter company balances with related joint ventures are as follows:

	Due From	Due To	Total
Significant Combined Joint Ventures
Hamilton on Main due from 345 Franklin	$185,000	—	$185,000
Hamilton on Main due from Minuteman	45,000	—	45,000
Hamilton 1025 due from 345 Franklin	90,000	—	90,000
Total	$320,000	—	$320,000

NOTE 4. OTHER ASSETS

Financing and leasing fees of approximately $83,000 and $100,000 are net of accumulated amortization of approximately $45,000 and $31,000 at December 31, 2008 and, 2007, respectively.

NOTE 5. MORTGAGE NOTES PAYABLE

At December 31, 2008 and 2007, the mortgages payable consisted of various loans, all of which were secured by first mortgages on properties referred to in Note 2. At December 31, 2008, the interest rates on these loans ranged from 5.18% to 5.67%, payable in monthly installments aggregating approximately $117,000, including interest, to various dates through 2016. The majority of the mortgages are subject to prepayment penalties. At December 31, 2008, the weighted average interest rate on the above mortgages was 5.29%.

The Joint Ventures have pledged tenant leases as additional collateral for certain of these loans.

Approximate annual maturities at December 31, 2008 are as follows:

	Hamilton Place Sale	Hamilton On Main Apartments	Hamilton 1025	Total
2009—Current Maturities	$—	$238,021	$—	$238,021
2010	—	250,827	—	250,827
2011	—	261,897	4,513	266,410
2012	—	278,413	60,747	339,160
2013	—	293,392	65,157	358,550
Thereafter	—	15,317,823	4,869,583	20,187,406
	$—	$16,640,374	$5,000,000	$21,640,374

NOTE 6. ADVANCE RENTAL PAYMENTS AND SECURITY DEPOSITS

The Joint Ventures’ residential lease agreements may require tenants to maintain a one-month advance rental payment and/or a security deposit. At December 31, 2008, amounts received for prepaid rents of approximately $160,000 are included in cash and cash equivalents; security deposits of approximately $70,000 are included with other assets.

NOTE 7. COMMITMENTS AND CONTINGENCIES

From time to time, the Joint Ventures may be involved in various ordinary routine litigation incidental to their business. The Joint Ventures either have insurance coverage or have provided for any uninsured claims, which, in the aggregate, are not significant. The Joint Ventures are not involved in any material pending legal proceedings.

NOTE 8. RENTAL INCOME

Substantially all rental income was related to residential apartments and condominium units with leases of one year of less.

Rents receivable are net of allowances for doubtful accounts of approximately $21,000, $5,000 and $31,000 at December 31, 2008, 2007 and 2006, respectively.

NOTE 9. CASH FLOW INFORMATION

During the years ended December 31, 2008, 2007 and 2006, cash paid for interest was approximately $1,200,000, $1,200,000 and $1,800,000 respectively.

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Joint Ventures in estimating the fair value of their financial instruments:

•                  For cash and cash equivalents, other assets, investment in partnerships, accounts payable, advance rents and security deposits: fair value approximates the carrying value of such assets and liabilities.

•                  For mortgage notes payable: fair value is generally based on estimated future cash flows, which are discounted using the quoted market rate from an independent source for similar obligations. Refer to the table below for the carrying amount and estimated fair value of such instruments.

	Carrying Amount	Estimated Fair Value
Mortgage Notes Payable
At December 31, 2008	$21,640,374	$21,861,676
At December 31, 2007	$21,825,000	$21,213,414

Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2008 and 2007. Although management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2008 and current estimates of fair value may differ significantly from the amounts presented herein.

NOTE 11. TAXABLE INCOME AND TAX BASIS

The Joint Ventures are not subject to income taxes as they file partnership tax returns whereby their income or loss is reportable by the owners.

Taxable income is different than financial statement income because of accelerated depreciation, different tax lives, and timing differences related to prepaid rents and allowances. Gains from sale of condominiums are taxable at ordinary rates. Taxable income is approximately $120,000 less than statement income for the year ended December 31, 2008. The cumulative tax basis of the Joint Ventures real estate at December 31, 2008 is approximately $200,000 less than the statement basis.

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND

HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE 12. COMBINING FINANCIAL STATEMENT SCHEDULES

	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
2008 Balance Sheet
ASSETS
Rental Properties	$6,628,614	$25,212,271	—	$31,840,886
Cash & Cash Equivalents	164,181	5,972	—	170,152
Rent Receivable	(94)	1,524	—	1,430
Real Estate Tax Escrow	41,079	94,937	—	136,016
Due From Joint Venture	90,000	230,000	—	320,000
Prepaid Expenses & Other Assets	63,631	352,429	—	416,059
Financing & Leasing Fees	39,751	43,250	—	83,001

Total Assets	$7,027,162	$25,940,382	—	$32,967,544
LIABILITIES AND PARTNERS’ CAPITAL
Mortgage Notes Payable	$5,000,000	$16,640,374	—	$21,640,374
Accounts Payable& Accrued Exp	7,827	171,783	—	179,610
Advance Rental Payments & Security Deposits	58,125	190,620	—	248,745
Total Liabilities	5,065,952	17,002,777	—	22,068,729
Partners’ Capital	1,961,209	8,937,605	—	10,898,815
Total Liabilities and Capital	7,027,162	25,940,382	—	32,967,544
Partners’ Capital—NERA 50%	$980,605	$4,468,803	—	$5,449,407

	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
2008 Income Statement
Revenues
Rental Income	$795,927	$2,353,792	$1,747	$3,151,466
Laundry and Sundry Income	—	19,505	—	19,505
	795,927	2,373,297	1,747	3,170,971
Expenses
Administrative	18,376	56,078	3,839	78,292
Depreciation and Amortization	363,898	1,549,671	7,019	1,920,588
Management Fees	31,868	97,527	51	129,445
Operating	1,461	362,065	214	363,740
Renting	5,416	30,794	—	36,210
Repairs and Maintenance	325,415	408,826	5,828	740,069
Taxes and Insurance	125,898	316,355	4,861	447,113
	872,332	2,821,316	21,811	3,715,458
Income Before Other Income	(76,404)	(448,019)	(20,064)	(544,487)
Other Income (loss)
Interest Income	705	1,484	2,640	4,829
Interest Expense	(289,626)	(887,633)	(7)	(1,177,265)
Gain on Sale of Real Estate	172,993	12,925	335,124	521,042
	(115,928)	(873,224)	337,757	(651,394)
Net Income (Loss)	(192,332)	(1,321,242)	317,693	(1,195,881)
P&L—NERA 50%	(96,166)	(660,621)	158,846	(597,941)

	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
2008 Cash Flow Statement
Cash Flows from Operating Activities
Net Income (loss)	(192,332)	(1,321,242)	317,693	(1,195,881)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Gain on sale of condominiums	(172,993)	(12,925)	(335,124)	(521,042)
Depreciation and amortization	363,898	1,549,671	7,019	1,920,588
Rent Supplement	(3,245)	—	—	(3,245)
Changes in operating assets and liabilities:
(Increase) Decrease in rents receivable	(405)	8,424	102	8,121
Decrease in accounts payable and accrued expenses	68	45,962	(11,814)	34,216
(Increase)in real estate tax escrow	5,996	321,776	—	327,772
(Decrease) in due from joint venture	707,704	164,298	304,281	1,176,283
Decrease in financing and leasing fees	5,026	8,696	3,690	17,412
Decrease in prepaid expenses and other assets	226	(32,624)	706	(31,692)
(Decrease) increase in advance rental payments and security deposits	(4,778)	37,671	(1,318)	31,575
Total adjustments	901,497	2,090,949	(32,458)	2,959,988
Net cash provided by (used in)operating activities	709,165	769,707	285,235	1,764,107
Cash flows provided by (used in) investing activities
Proceeds from sales of condominiums	480,500	15,000	1,589,000	2,084,500
Purchase and improvement of rental properties	(59,675)	(134,590)	(163,818)	(358,084)
Net cash provided by (used in) investing activities	420,825	(119,590)	1,425,182	1,726,416
Cash flows provided by (used in) Financing activities
Principal payments of mortgage & notes payable	—	(184,626)	—	(184,626)
Distributions to investors	(1,230,000)	(305,000)	(2,120,000)	(3,655,000)
Net cash used in financing activities	(1,230,000)	(489,626)	(2,120,000)	(3,839,626)
Net increase (decrease) in cash and cash equivalents	(100,010)	160,491	(409,583)	(349,102)
Cash and cash equivalents, at beginning of year	105,981	3,690	409,583	519,254
Cash and cash equivalents, at end of year	5,971	164,181	—	170,152

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND

HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE 12. COMBINING FINANCIAL STATEMENT SCHEDULES (CONTINUED)

	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
2007 Balance Sheet
ASSETS
Rental Properties	7,193,537	25,498,116	2,069,379	34,761,032
Cash & Cash Equivalents	105,981	3,690	409,583	519,254
Rent Receivable	(499)	9,948	102	9,550
Real Estate Tax Escrow	47,075	416,713	—	463,787
Due From Joint Venture	999,927	(430,591)	1,130,591	1,699,927
Prepaid Expenses & Other Assets	63,405	319,805	706	383,917
Financing & Leasing Fees	44,777	51,946	3,068	99,791
Total Assets	8,454,203	25,869,625	3,613,430	37,937,258
LIABILITIES AND PARTNERS’ CAPITAL
Mortgage Notes Payable	5,000,000	16,825,000	—	21,825,000
Accounts Payable& Accrued Exp	7,759	125,821	11,814	145,394
Advance Rental Payments & Security Deposits	62,903	152,948	1,318	217,169
Total Liabilities	5,070,662	17,103,769	13,132	22,187,563
Partners’ Capital	3,383,543	8,765,854	3,600,298	15,749,695
Total Liabilities and Capital	8,454,205	25,869,623	3,613,430	37,937,258
Partners’ Capital—NERA 50%	1,691,772	4,382,927	1,800,149	7,874,848

	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
2007 Income Statement
Revenues
Rental Income	800,740	2,345,736	205,146	3,351,622
Laundry and Sundry Income	—	17,144	—	17,144
	800,740	2,362,880	205,146	3,368,766
Expenses
Administrative	22,818	51,461	16,601	90,880
Depreciation and Amortization	365,576	1,579,843	217,113	2,162,532
Management Fees	35,165	95,218	8,183	138,566
Operating	3,387	305,128	4,869	313,383
Renting	4,927	13,250	—	18,177
Repairs and Maintenance	270,217	351,000	145,255	766,471
Taxes and Insurance	151,350	288,929	76,397	516,676
	853,440	2,684,828	468,418	4,006,686
Income Before Other Income	(52,700)	(321,948)	(263,272)	(637,920)
Other Income (Loss)
Interest Income	13,437	720	21,458	35,615
Interest Expense	(288,307)	(887,884)	(50,151)	(1,226,342)
Gain on Sale of Real Estate	764,548	—	1,193,968	1,958,516
Other Income (Expenses)	(37,428)	—	—	(37,428)
	452,251	(887,164)	1,165,275	730,362
Net Income (Loss)	399,551	(1,209,113)	902,004	92,442
P&L—NERA 50%	199,776	(604,556)	451,002	46,221

	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
2007 Cash Flow Statement
Cash Flows from Operating Activities
Net Income (loss)	399,551	(1,209,113)	902,004	92,442
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Gain on sale of condominiums	(764,548)	—	(1,193,968)	(1,958,516)
Depreciation and amortization	365,576	1,579,843	217,113	2,162,532
Rent Supplement	(2,174)	—	—	(2,174)
Changes in operating assets and liabilities:
(Increase) Decrease in rents receivable	7,478	(9,948)	(102)	(2,572)
Decrease in accounts payable and accrued expenses	(6,544)	(23,369)	(23,588)	(53,501)
(Increase)in real estate tax escrow	(16,137)	(73,557)	—	(89,694)
(Increase) in due from joint venture	(999,927)	430,591	(1,130,591)	(1,699,927)
Decrease in financing and leasing fees	—	—	10,039	10,039
Decrease in prepaid expenses and other assets	37,493	3,145	31,721	72,359
(Decrease) increase in advance rental payments and security deposits	(3,270)	10,912	(17,724)	(10,082)
Total adjustments	(1,382,053)	1,917,617	(2,107,100)	(1,571,536)
Net cash provided by (used in)operating activities	(982,502)	708,504	(1,205,096)	(1,479,094)
Cash flows provided by (used in) investing activities
Proceeds from sales of condominiums	2,564,026	—	8,029,768	10,593,794
Purchase and improvement of rental properties	(160,063)	(111,503)	(467,864)	(739,430)
Net cash provided by (used in) investing activities	2,403,963	(111,503)	7,561,904	9,854,364
Cash flows provided by (used in) Financing activities
Principal payments from sales proceeds	—	—	(2,380,745)	(2,380,745)
Distributions to investors	(1,600,000)	(600,000)	(3,600,000)	(5,800,000)
Net cash used in financing activities	(1,600,000)	(600,000)	(5,980,745)	(8,180,745)
Net increase (decrease) in cash and cash equivalents	(178,539)	(2,999)	376,063	194,525
Cash and cash equivalents, at beginning of year	284,520	6,689	33,520	324,729
Cash and cash equivalents, at end of year	105,981	3,690	409,583	519,254

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND HAMILTON
1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE 12. COMBINING FINANCIAL STATEMENT SCHEDULES (CONTINUED)

2006 Balance Sheet	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
ASSETS
Rental Properties	$9,191,080	$26,957,758	$8,644,432	$44,793,270
Cash and Cash Equivalents	284,520	6,689	33,520	324,729
Rents Receivable	6,979	—	—	6,979
Real Estate Tax Escrows	30,938	343,155	—	374,094
Prepaid Expenses and Other Assets	100,898	322,950	32,427	456,275
Financing and Leasing Fees	50,051	60,642	23,106	133,798
Total Assets	$9,664,467	$27,691,193	$8,733,484	$46,089,145
LIABILITIES AND JOINT VENTURES’ CAPITAL
Mortgage Notes Payable	$5,000,000	$16,825,000	$2,380,745	$24,205,745
Accounts Payable and Accrued Expenses	14,303	149,190	35,402	198,896
Advance Rental Payments and Security Deposits	66,173	142,036	19,042	227,251
Total Liabilities	5,080,476	17,116,226	2,435,190	24,631,892
Joint Ventures’ Capital	4,583,992	10,574,967	6,298,294	21,457,253
Total Liabilities and Joint Ventures’ Capital	$9,664,467	$27,691,193	$8,733,484	$46,089,145
Joint Ventures’ Capital—NERA 50%	$2,291,996	$5,287,483	$3,149,147	$10,728,627

2006 Income Statement	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
Revenues
Rental Income	$912,639	$2,323,773	$582,856	$3,819,267
Laundry and Sundry Income	15,782	40,256	—	56,038
	928,421	2,364,029	582,856	3,875,306
Expenses
Administrative	85,710	64,496	8,736	158,943
Depreciation and Amortization	478,491	1,439,203	420,114	2,337,808
Management Fees	38,870	95,319	23,025	157,214
Operating	21,190	301,164	11,657	334,011
Renting	15,396	31,249	2,309	48,955
Repairs and Maintenance	442,363	353,424	371,852	1,167,640
Taxes and Insurance	209,530	340,074	168,121	717,725
	1,291,551	2,624,929	1,005,815	4,922,296
(Loss) Before Other Income	(363,130)	(260,900)	(422,959)	(1,046,990)
Other Income (Loss)
Interest Income	533	(1,933)	2,240	840
Gain on Sale of Real Estate	1,394,028	—	1,592,211	2,986,239
Other Income (Expenses)	50	—	—	50
Interest Expense	(473,355)	(887,425)	(419,270)	(1,780,049)
	921,256	(889,358)	1,175,181	1,207,079
Net Income (Loss)	$558,126	$(1,150,259)	$752,222	$160,089
NERA 50%	$279,063	$(575,129)	$376,111	$80,045

2006 Cash Flow Statement	Hamilton 1025	Hamilton on Main Apartments	Hamilton Place Sales	Total
Cash Flows from Operating Activities
Net income (loss)	$558,126	$(1,150,259)	$752,222	$160,089
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Gain on sale of condominiums	(1,394,028)	—	(1,592,211)	(2,986,239)
Depreciation and amortization	478,491	1,439,203	420,114	2,337,808
Changes in operating assets and liabilities:
(Increase) Decrease in rents receivable	6,933	11,185	26	18,144
(Decrease) increase in accounts payable and accrued expense	(28,490)	(18,169)	(6,037)	(52,696)
(Increase) in real estate tax escrow	(30,938)	(152,070)	—	(183,008)
(Increase) decrease in financing and leasing fees	(50,513)	(2,167)	10,475	(42,205)
(Increase) Decrease in prepaid expenses and other assets	107,796	(148,940)	155,839	114,695
(Decrease) Increase in advance rental payments and security deposits	(10,388)	7,948	(21,777)	(24,217)
Total Adjustments	(921,138)	1,136,991	(1,033,571)	(817,718)
Net cash provided by (used in) operating activities	(363,012)	(13,268)	(281,349)	(657,629)
Cash Flows Used in Investing Activities
Proceeds from sales of condominiums	4,265,047	—	7,265,599	11,530,646
Transfers between affiliates	—	107,833	(107,833)	—
Purchase and improvement of rental properties	(259,699)	(223,090)	(284,603)	(767,392)
Net cash provided by (used in) investing activities	4,005,348	(115,257)	6,873,163	10,763,254
Cash Flows Used in Financing Activities
Proceeds of mortgage notes payable	5,000,000	—	—	5,000,000
Principal payments of mortgage notes payable	(4,818,886)	—	—	(4,818,886)
Principal payments from sales proceeds	(4,432,114)	—	(6,475,529)	(10,907,643)
Transfers between affiliates	—	823,071	(823,071)	—
Distributions to/investment by investors	(100,000)	600,000	—	500,000
Net cash provided by (used in) financing activities	(4,351,000)	1,423,071	(7,298,600)	(10,226,529)
Net Increase (Decrease in) Cash and Cash Equivalents	(708,664)	1,294,546	(706,786)	(120,904)
Cash and Cash Equivalents, at beginning of year	993,185	(1,287,856)	740,305	445,634
Cash and Cash Equivalents, at end of year	$284,521	$6,690	$33,518	$324,730

HAMILTON ON MAIN LLC, HAMILTON ON MAIN APARTMENTS LLC, AND

HAMILTON 1025 LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE 13. NEW ACCOUNTING PRONOUNCEMENT

In June 2005, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) regarding EITF 04-05, “Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners Have Certain Rights.” The conclusion provides a framework for addressing the question of when a sole general partner, as defined in EITF 04-05, should consolidate a limited partnership. The EITF has concluded that the general partner of a limited partnership should consolidate a limited partnership, unless the limited partners have either (a) the substantive ability to dissolve the limited partnership or otherwise remove the general partner without cause, or (b) substantive participating rights. In addition, the EITF concluded that the guidance should be expanded to include all limited partnerships, including those with multiple general partners. We adopted EITF 04-05 as of January 1, 2006. We have assessed our investments in unconsolidated real estate joint ventures and have determined that EITF 04-05 did not have an impact on our financial condition or results of operations.

Fair Value Measurements—SFAS 157 & The Fair Value Option for Financial Assets and Financial Liabilities—SFAS 159, and FASB Staff Position No. 157-2

Effective January 1, 2008, the Partnership adopted Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (SFAS 157) and SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 157 defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States (GAAP) and enhances disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. The impact of adopting both SFAS 157 and SFAS 159 was immaterial to the Partnership.

In February 2008, the FASB issued FASB Staff Position 157-2, which deferred the effective date of SFAS 157 for one-year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value on a nonrecurring basis. SFAS 157 is now effective for those assets and liabilities for years beginning after November 15, 2008.

FASB Statement No. 141(R)—(revised 2007), (“FASB No. 141(R)”), Business Combinations

In December 2007, the FASB issued FASB No. 141(R) which establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. This statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

FASB Statement No. 160 (“FASB No. 160”), Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51

In December 2007, the FASB issued No. 160, which establishes and expands accounting and reporting standards for minority interests, which will be recharacterized as noncontrolling interests, in a subsidiary and the deconsolidation of a subsidiary. FASB 160 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This statement is effective for fiscal years beginning on or after December 15, 2008. The Partnership is currently assessing the potential impact that the adoption of FASB No. 160 will have on its financial position and results of operations.

FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets

The FASB Staff Position (FSP) No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible assets under FASB Statement No. 142, Goodwill and Other Intangible Assets. The intent of the FSP is to improve the consistency between the useful life of a recognized intangible asset under FASB No. 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141 (revised 2007), Business Combinations, and other U.S. generally accepted accounting principles. The FSP shall be effective be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset if this FSP shall be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The Partnership does not believe that the adoption of this FSP will have a material effect on the financial position and results of operations.

FASB Staff Position No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active

In October 2008, the FASB issued Staff Position No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP 157-3”). FSP 157-3 clarified the application of SFAS 157 in cases where a market is not active. FSB 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The Partnership has considered the guidance provided by FSP 157-3 in its determination of estimated fair values as of December 31, 2008, and the impact was not material.

FASB Statement No. 161 (“FASB No. 161”), Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133

In March 2008, the FASB issued FASB No. 161. FASB No. 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. FASB No. 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS 133 have been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Partnership does not anticipate the adoption of SFAS 161 will have a material impact on the disclosures contained in its financial statements.

In May 2008, the FASB issued SFAS no. 162, “The Hierarchy of Generally Accepted Accounting Principles.”  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States.  We do not expect any significant changes to our financial accounting and reporting as a result of the issuance of SFAS No. 162.